EXHIBIT 10.10

Principal Sum: $500,000

Investor: Michael Goldman

Maturity Date: March 8, 2013

Dated: December 10, 2012

PROMISSORY NOTE

CCOM GROUP, INC., a New York corporation (hereinafter called the "Company"), hereby promises to pay to the order of Holder the Principal Sum on the Maturity Date.

1.	This Promissory Note shall accrue interest at the annual rate of 4%.

2.	This Promissory Note may be pre-paid in full or part without penalty at the sole option of the Company.

3.	Subordination.

a.
The Company's indebtedness to Holder under this Promissory Note shall be subordinate to indebtedness to Senior Lenders (as hereinafter defined) to the fullest extent from time to time requested by the Senior Lenders. "Senior Lenders" means (i) Keybank National Association (“KeyBank”) or any lender that at time refinances any indebtedness of the Company to KeyBank or any Senior Lender and (ii) Goodman Company, L.P., Goodman Manufacturing Company, L.P. and Goodman Sales Company.

b.
Holder hereby accepts the terms of any subordination agreement and inter-creditor and other agreements that are at any time or times proposed by the Senior Lenders as to such subordination, with the same force and effect as if Holder had directly signed such subordination and inter-creditor and other agreements. Without limiting the generality of the foregoing, Holder hereby irrevocably appoints William Pagano as Holder's attorney in fact to execute and deliver such agreements in the name of Holder and on its behalf.

4.	Events of Default, Change of Control, and Acceleration of the Promissory Note.

a.	A default with respect to this Promissory Note shall exist if any of the following shall occur:

i.
The Company shall fail to make any payment of principal or interest when due, or the Company shall otherwise breach any other provision of this Promissory Note, and such failure to make payment or such other breach shall continue for 20 business days after written notice by Holder to the Company.

ii.
A receiver, liquidator or trustee of the Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than 45 calendar days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Company shall be sequestered by court order and such order shall remain in effect for more than 45 calendar days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 45 calendar days after such filing.

iii.
The Company shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

iv.	The Company shall have defaulted in respect of any obligation for borrowed money and the lender in respect thereof shall have accelerated or shall have purported to accelerate the maturity thereof; or

v.
The Company shall make an assignment for the benefit of its creditors or consent to the making of any such assignment, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

b.
If a default shall occur and be continuing, the Holder may, in addition to such Holder's other remedies, by written notice to the Company (an "Acceleration Notice"), declare the principal amount of this Promissory Note to be due and payable immediately. Upon any such declaration, such amount shall become immediately due and payable.

5.	MISCELLANEOUS.

a.
All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to such address as such Holder shall furnish to the Company in accordance with this Section, or (b) if to the Company, to it at its headquarters office, or to such other address as the Company shall furnish to the Holder in accordance with this Section.

b.
This Promissory Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to choice or conflict of laws principles that would defer to the substantive laws of any other jurisdiction.

c.	All disputes hereunder shall be resolved exclusively by the Federal and State courts in Passaic County, New Jersey.

d.
The Holder of this Promissory Note shall be entitled to recover its reasonable legal and actual costs of collecting on this Promissory Note, and such costs shall be deemed added to the principal amount this Promissory Note.

e.	The Company waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand.

f.	This Promissory Note may not be changed or terminated orally.

g.
This Promissory Note may be executed and delivered by facsimile or portable document format and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

h.	The Section headings in this Promissory Note are for convenience only.

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed on the date set forth above.

CCOM GROUP, INC.

By:
Name:	William Pagano
Title:	Chief Executive Officer

Michael Goldman, personally